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                                                                   Exhibit  10.5



                             Resolutions Amending
                 the Motorola, Inc. Share Option Plan of 1991
                                      and
                 the Motorola, Inc. Share Option Plan of 1982


RESOLVED, that, effective August 15, 1996, Section 7 of the Motorola, Inc. Share Option Plan of 1991 and Section 8 of the Motorola, Inc. Share Option Plan of 1982 are each amended to read as follows:

     "Except as set forth in the last sentence of this section, an option shall not be transferable by an optionee otherwise than by operation of a death beneficiary designation made by the optionee in accordance with rules established by the Committee, by will or by the applicable laws of descent and distribution, and during the lifetime of any optionee, an option shall be exercisable only by the optionee or by the optionee's guardian or legal representative if the optionee is legally incompetent.

     Notwithstanding the foregoing, except to the extent that it would cause the Plan to fail to meet the conditions required to be met under Rule 16b-3 under the 1934 Act, the Committee shall have the power and authority to provide, as a term of any Non-Qualified option, including any outstanding Non-Qualified option held by an optionee, that such Non-Qualified option may be transferred without consideration by the optionee to a member or members of his or her immediate family (i.e., a child, children, grandchild, grandchildren or spouse) and/or to a trust or trusts for the benefit of an immediate family member or family members."

     RESOLVED, that, effective August 15, 1996, Section 9(b) of the Motorola, Inc. Share Option Plan of 1991 and Section 10(2) of the Motorola, Inc. Share Option Plan of 1982 are each hereby amended by deleting the last sentence and substituting the following two sentences:

          "An election by an optionee to deliver Shares or to have Shares withheld to satisfy tax withholding requirements must be made on or prior to the Tax Date. The Committee may disapprove any election or may suspend, condition, restrict or terminate the right to make elections. An election is irrevocable, unless revocation is approved by the Committee."